Exhibit 10.1

CLIFFORD CHANCE LLP

ALPINVEST

BLACKSTONE

CARLYLE

CENTERVIEW

HELLMAN & FRIEDMAN

KKR

THOMAS H. LEE PARTNERS

VALCON ACQUISITION HOLDING (LUXEMBOURG) S.À R.L.

NIELSEN HOLDINGS N.V.

VALCON ACQUISITION B.V.

THE NIELSEN COMPANY B.V.

AMENDED AND RESTATED SHAREHOLDERS’

AGREEMENT

REGARDING

NIELSEN HOLDINGS N.V.

[•] [•], 2010

Clifford Chance LLP

Droogbak 1A

1013 GE Amsterdam

The Netherlands

	9.1	Representations and Warranties of the Investors	24

10.	Additional Covenants and Agreements		25

	10.1	Directors’ Fees and Expenses	25

	10.2	Corporate Opportunities	25

	10.3	Non-Competition	26

	10.4	Non-Solicitation	27

	10.5	Access to Information, Financial Statements, Confidentiality and Public Announcements	28

	10.6	Offering Expenses	29

	10.7	VCOC Management Rights Agreements	29

11.	Miscellaneous		31

	11.1	Waiver; Amendment	31

	11.2	Effectiveness; Termination	31

	11.3	Notices	32

	11.4	Applicable Law	32

	11.5	Nielsen Holdings not Party to Voting Arrangements	32

	11.6	Disputes	32

	11.7	Assignment	33

	11.8	Specific Performance	33

	11.9	Fiduciary Duties; Exculpation Clause	33

	11.10	No Recourse	34

	11.11	Further Assurances	34

	11.12	Several Obligations	34

	11.13	Third Parties	34

	11.14	Entire Agreement	34

	11.15	Titles and Headings	34

	11.16	Binding Effect	34

	11.17	Severability	35

	11.18	Counterparts	35

Schedule 1 Investors	37

Schedule 2 Initial Members of Boards and committees	38

Part A Nielsen Holdings Non-Executive Directors	38

Part B Sponsor Committee	38

Part C TNC Managing Directors	38

Part D TNC Supervisory Directors	38

Part E AUDIT committee	39

Part F compensation committee	39

SHAREHOLDERS AGREEMENT

This Shareholders Agreement is amended and restated as of [•] [•], 2010 among:

(1)	Each of the AlpInvest Funds (as listed in Schedule 1, together “AlpInvest”);

(2)	Each of the Blackstone Funds (as listed in Schedule 1, together “Blackstone”);

(3)	Each of the Carlyle Funds (as listed in Schedule 1, together “Carlyle”);

(4)	Each of the Centerview Funds (as listed in Schedule 1, together “Centerview”);

(5)	Each of the Hellman & Friedman Funds (as listed in Schedule 1, together “Hellman & Friedman”);

(6)	Each of the KKR Funds (as listed in Schedule 1, together “KKR”);

(7)	Each of the Thomas H. Lee Partners Funds (as listed in Schedule 1, together “Thomas H. Lee Partners”);

(8)	VALCON ACQUISITION HOLDING (LUXEMBOURG) S.À R.L., a private limited company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 59, rue de Rollingergrund, L-2440 Luxembourg, Luxembourg (“Luxco”);

(9)	NIELSEN HOLDINGS N.V., a public company with limited liability (naamloze vennootschap), incorporated under the laws of The Netherlands, having its registered office at Diemerhof 2, 1112 XL Diemen, The Netherlands and registered with the Chamber of Commerce for Amsterdam under file number 3424 8449 (“Nielsen Holdings”);

(10)	VALCON ACQUISITION B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its registered office at Diemerhof 2, 1112 XL Diemen, The Netherlands and registered with the Chamber of Commerce for Amsterdam under file number 34241179 (“Bidco”); and

(11)	THE NIELSEN COMPANY B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its registered office at Diemerhof 2, 1112 XL Diemen, The Netherlands and registered with the Chamber of Commerce for Amsterdam under file number 34036267 (“TNC”).

Each of the AlpInvest Funds, the Blackstone Funds, the Carlyle Funds, the Centerview Funds, the Hellman & Friedman Funds, the KKR Funds and the Thomas H. Lee Partners Funds, and their respective permitted successors and assigns, are collectively referred to herein as the “Investors” and each of them is referred to as an “Investor”. The Investors, Luxco, Nielsen Holdings, Bidco and TNC are collectively referred to herein as the “Parties”.

WHEREAS:

(A)	Immediately after the Closing Date IPO, Luxco will hold [270,746,445] shares of Common Stock. The Investors hold securities in Luxco.

(B)	This Agreement was originally entered into by certain of the Parties (other than Centerview) on 21 December 2006, has been amended from time to time and was last amended by an Amendment Agreement between certain of the Parties dated 4 September 2009.

(C)	In connection with the IPO, Centerview wishes to adhere to this Agreement as an Investor and the Parties wish to terminate the Centerview Investment Agreement and to further amend and restate the shareholders agreement relating to The Nielsen Company B.V., which was originally entered into on 21 December 2006 and last amended on 4 September 2009 (the “Current Shareholders’ Agreement”) such that it reads as set out below.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

“Accession Agreement” shall mean an agreement substantially in the form of Schedule 8;

“ADSs” shall mean American Depositary Shares;

“Affiliate”, “Affiliated Fund” and “Affiliated Investor” shall mean (a) with respect to any Investor, any other Person Controlled directly or indirectly by such Investor, Controlling directly or indirectly such Investor or directly or indirectly under the same Control as such Investor, or, in each case, a successor entity to such Investor, provided, however, that (i) Affiliate or Affiliated Fund shall not include Luxco or any of its direct and indirect subsidiaries or any other portfolio companies of the relevant Investor or its Affiliates and (ii) with respect to each of the AlpInvest Funds, Affiliate or Affiliated Fund shall not include Stichting Pensioenfonds ABP, Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen or any of their respective Affiliates; and provided further, for the avoidance of doubt, that all of the funds mentioned underneath a single heading as a group of funds in Schedule 1 shall in any event be considered Affiliates and Affiliated Funds of each other; and (b) with respect to any Person who is not an Investor, another Person Controlled directly or indirectly by such first Person, Controlling directly or indirectly such first Person or directly or indirectly under the same Control as such first Person;

“Affiliated” shall have a meaning correlative to the foregoing;

“AFM” shall mean the Netherlands Authority for the Financial Markets;

“Agreement” shall mean this Agreement, including all Schedules to it, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“AlpInvest” and “AlpInvest Funds” shall have the meaning specified in the preamble to this Agreement;

“AlpInvest Nielsen Holdings Observer” shall have the meaning specified in Article 3.4.1;

“AlpInvest Observer” shall have the meaning specified in Article 5.4.4;

“AlpInvest TNC Observer” shall have the meaning specified in Article 5.4.4;

“Applicable Regulatory Authority” shall mean in respect of a public offering under (i) the Dutch Financial Supervision Act (Wet op het financieel toezicht) as amended from time to time in The Netherlands, the AFM, (ii) the Securities Act in the United States, the SEC, and (iii) the applicable securities laws in any other jurisdiction, the appropriate governmental agency regulating the listing or public offering of securities, if any, in such jurisdiction;

“Audit Committee” shall have the meaning specified in Article 6.1.1;

“Authorized Recipients” shall have the meaning specified in Article 10.5.1(c);

“Bidco” shall have the meaning specified in the preamble to this Agreement;

“Bidco Board” shall mean the management board of Bidco;

“Blackstone” and “Blackstone Funds” shall have the meaning specified in the preamble to this Agreement;

“Board” shall mean any of the Nielsen Holdings Board, the Bidco Board and the TNC Supervisory Board;

“Business Day” shall mean a day on which banks are open for business in Amsterdam, London, New York and Luxembourg (which, for avoidance of doubt, shall not include Saturdays, Sundays and public holidays in any of these cities);

“Carlyle” and “Carlyle Funds” shall have the meaning specified in the preamble to this Agreement;

“Centerview” and “Centerview Funds” shall have the meaning specified in the preamble to this Agreement;

“Centerview Investment Agreement” shall mean the Centerview investment agreement by and among AlpInvest, Blackstone, Carlyle, Hellman & Friedman, KKR, Thomas H. Lee, Luxco and Centerview dated 6 November 2006;

“Centerview Vesting Date” shall mean the date that all options to purchase Common Stock issued by Nielsen Holdings to the Centerview Funds have vested;

“Closing Date” shall mean the date of the closing of the sale of shares of Common Stock to the underwriters in the IPO;

“Common Stock” shall mean the ordinary shares of Nielsen Holdings;

“Compensation Committee” shall have the meaning specified in Article 6.1.1;

“Competing Enterprise” shall have the meaning specified in Article 10.2.2;

“Confidential Information” shall have the meaning specified in Article 10.5.1(c);

“Control” shall mean with respect to a Person (other than an individual) (i) direct or indirect ownership of more than 50% of the voting rights of such Person, or (ii) the right to appoint the majority of the members of the board of directors (or similar governing body) or to manage on a discretionary basis the assets of such Person and, for avoidance of doubt, a general partner is deemed to control a limited partnership and, solely for the purposes of this Agreement, a fund advised or managed directly or indirectly by a Person shall also be deemed to be controlled by such Person (and save where used as the term “Controlled Company”, the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing);

“Controlled Company” shall mean a company of which more than 50% of the voting power is held by Luxco, the Investors and their Affiliated Investors;

“Corporate Opportunity” shall have the meaning specified in Article 10.2.1;

“Current Shareholders’ Agreement” shall have the meaning given to it in the recitals to this Agreement;

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute;

“Group” shall mean Nielsen Holdings and its direct and indirect subsidiaries from time to time;

“Hellman & Friedman” and “Hellman & Friedman Funds” shall have the meaning specified in the preamble to this Agreement;

“Incur” shall mean to issue, create, assume, guarantee, incur or otherwise become liable for and the terms “Incurred” and “Incurrence” shall have meanings correlative to the foregoing;

“Indemnitee” shall have the meaning specified in Article 7.1.2;

“Information” shall mean the books and records of any member of the Group and information relating to such member of the Group, its properties, operations, financial condition and affairs;

“Insider Trading Policy” shall mean the insider trading policy in the agreed form, to be adopted by the Nielsen Holdings Board on behalf of the Group;

“Intermediate Holdco” shall mean any of Nielsen Holdings, Bidco and TNC;

“Investor” shall have the meaning specified in the preamble to this Agreement;

“Investor Fund” shall mean, individually and collectively, any of the AlpInvest Funds, the Blackstone Funds, the Carlyle Funds, the Centerview Funds, the Hellman & Friedman Funds, the KKR Funds and the Thomas H. Lee Partners Funds;

“Investor Fund Manager” means (i) in respect of any AlpInvest Fund, AlpInvest Partners 2006 B.V. or AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V., in its capacity of custodian of AlpInvest Partners Later Stage Co-Investments IIA C.V., (ii) in respect of any Blackstone Fund, Blackstone Management Partners V L.L.C., (iii) in respect of any Carlyle Fund, TC Group, L.L.C., (iv) in respect of any Centerview Fund, Centerview Capital Partners GP LLC, (v) in respect of any Hellman & Friedman Fund, Hellman & Friedman LLC, (vi) in respect of any KKR Fund, Kohlberg Kravis Roberts & Co. L.P. or Kohlberg Kravis Roberts & Co. Ltd. and (vii) in respect of any Thomas H. Lee Partners Fund, THL Managers V, LLC or THL Managers VI, LLC;

“Investors’ Counsel” shall mean for the IPO, one firm of legal counsel to represent all Investors for each Selected Offering Jurisdiction in which shares are being sold in the IPO and, if different and to the extent necessary, one firm of legal counsel in the jurisdiction of incorporation of Nielsen Holdings;

“IPO” shall mean the underwritten registered public offering of Common Stock pursuant to which the Common Stock is being listed on the NYSE concurrently with the date of this Agreement;

“KKR” and “KKR Funds” shall have the meaning specified in the preamble to this Agreement;

“Listed Shares” shall mean the shares of Common Stock which, following the IPO, will be listed from time to time on the NYSE or any other internationally recognized stock exchange;

“Luxco” shall have the meaning specified in the preamble to this Agreement;

“Luxco Held Shares” shall mean any shares of Common Stock held directly by Luxco;

“Management” shall mean such senior members of management of Nielsen Holdings as shall be designated by the Nielsen Holdings Board;

“Minority Shareholders” shall have the meaning specified in Article 10.5.2;

“Named Competitor” shall have the meaning specified in Article 10.3;

“New Securities” shall mean any shares (including without limitation ordinary and preference shares) or options, warrants or other securities or rights convertible or exchangeable into or exercisable for shares of Nielsen Holdings or any other member of the Group; provided, however, that New Securities shall not include (i) securities to be issued by Nielsen Holdings in connection with the IPO or any subsequent public offering of securities; (ii) securities to be issued as consideration for, or in connection with, an acquisition of any business or all or substantially all of such business’s assets by any member of the Group whether by merger or otherwise; and (iii) securities to be issued in connection with any employee equity incentive plan or similar benefit programs or agreements approved by the Nielsen Holdings Board where the principal purpose is not to raise additional equity capital;

“Nielsen Holdings” shall have the meaning specified in the preamble to this Agreement;

“Nielsen Holdings Articles” shall mean the articles of association (statuten) of Nielsen Holdings in the form set out in Schedule 3, as same may be duly amended from time to time in accordance with the terms of this Agreement;

“Nielsen Holdings Board” shall mean the board of management (bestuur) of Nielsen Holdings;

“Nielsen Holdings Board Regulations” shall mean the board rules as set forth in Schedule 4;

“Nielsen Holdings CEO” shall have the meaning specified in Article 3.2.2;

“Nielsen Holdings Chairman” shall have the meaning specified in Article 3.2.3;

“Nielsen Holdings Directors” shall have the meaning specified in Article 3.1.2;

“Nielsen Holdings Executive Directors” shall have the meaning specified in Article 3.1.1(a)(iii);

“Nielsen Holdings Executive Officers” shall have the meaning specified in Article 3.6;

“Nielsen Holdings Independent Non-Executive Directors” shall have the meaning specified in Article 3.1.1(a);

“Nielsen Holdings Non-Executive Directors” shall have the meaning specified in Article 3.1.1(a);

“Nielsen Holdings Sponsor Non-Executive Directors” shall have the meaning specified in Article 3.1.1(a);

“Nielsen Indemnity Agreement” shall have the meaning specified in Article 7.1.1;

“Nomination and Corporate Governance Committee” shall have the meaning specified in Article 6.1.1;

“NYSE” shall mean the New York Stock Exchange;

“Offering Expenses” shall mean any and all expenses incident to performance of or compliance with the provisions of Article 10 of the Current Shareholders Agreement in connection with the IPO or any underwriting agreement entered into in accordance therewith, including, without limitation, (i) all listing, registration, qualification and quotation fees of any Applicable Regulatory Authority or of any securities exchange or securities quotation system, (ii) all fees and expenses of complying with all applicable securities laws, (iii) all road show, printing, messenger and delivery expenses, (iv) all rating agency fees, (v) the fees and disbursements of legal counsel in each relevant jurisdiction for the (proposed) Nielsen Holdings or its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (vi) the reasonable fees and disbursements of Investors’ Counsel, (vii) all fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the (proposed) Nielsen Holdings so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (viii) all fees and expenses incurred in connection with the creation of ADSs, including the reasonable fees and disbursements of the depositary for such ADSs that the (proposed) Nielsen Holdings, and not the depositary, is required to pay, and (ix) other reasonable out-of-pocket expenses of the Investors in connection therewith;

“Organizational Documents” shall have the organizational and/or constitutional documents of a legal Person, including articles and/or memoranda of association, by-laws, board rules or regulations, policies adopted by the board and the like;

“Percentage Interest” shall mean, in relation to an Investor, the percentage of all Units of Luxco for the time being in issue that are held by that Investor;

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization;

“Plan Asset Regulations” shall mean the regulations issued by the Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations;

“Policies” shall mean the policies adopted from time to time by the Nielsen Holdings Board including the Insider Trading Policy and the Related Party Transactions Policy each in the form set out in Schedule 6;

“Pre-emptive Right” shall have the meaning specified in Article 8.1.1;

“Proportionate Percentage” shall have the meaning specified in Article 8.1.1;

“Public Offering” shall mean, with respect to any securities of any member of the Group: (i) any sale of such securities to the public in an offering under the laws, rules and regulations of any non-U.S. jurisdiction or (ii) any sale of such securities to the public in an offering pursuant to an effective registration statement under the Securities Act (other than a registration on Form S-4, F-4 or S-8, or any successor or other forms promulgated for similar purposes);

“Related Party” shall mean the parties to a Related Party Transaction;

“Related Party Transaction” shall mean any transaction between, on the one hand, any member of the Group and, on the other hand, any Investor or any Affiliate of any Investor (excluding any member of the Group), provided, however, that the following will not be deemed to be Related Party Transactions: (i) the directors’ fees and expenses contemplated by Article 10.1, (ii) any subscription of New Securities in accordance with a Pre-emptive Right and (iii) any VCOC Management Rights Agreements;

“Sponsor Nominees” shall have the meaning specified in Article 4.1;

“Sponsor Committee” shall have the meaning specified in Article 4.1;

“Reorganization Transaction” shall mean any actions (a) to liquidate, dissolve, wind up or otherwise terminate Luxco or any Intermediate Holdco or liquidate any class of securities issued by Luxco or any Intermediate Holdco or merge Luxco and one or more Intermediate Holdcos or merge Intermediate Holdcos (or do any of the foregoing with or involving TNC) and/or (b) to reorganize the capital or recapitalize Luxco or any Intermediate Holdco or TNC or any other member of the Group;

“Replacement Securities” shall mean the shares or other securities of any class issued by any member of the Group in connection with a Reorganization Transaction so that each Investor is in the same position with respect to its rights to the assets and earnings of Luxco and its direct and indirect subsidiaries by way of a dividend or distribution in kind in exchange for or otherwise in replacement of Units;

“Representatives” shall mean, for any Investor and its Affiliates, the relevant Investor Representative(s) nominated by that Investor, any individual appointed to a Board or committee of any member of the Group pursuant to a direct or indirect recommendation or nomination by that Investor, and such Investor’s and each such Affiliate’s respective directors, managers, officers, partners, members, principals, employees, professional advisers and agents;

“SEC” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act;

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute;

“Selected Offering Jurisdiction” shall mean (i) for a Public Offering in The Netherlands, the NYSE Euronext Amsterdam securities exchange, (ii) for a Public Offering in the United States, the New York Stock Exchange or the National Association of Securities Dealers’ automated quotation system or (iii) for a Public Offering in any other jurisdiction, any regulated national securities exchange in such jurisdiction

“shares” and “securities” when used in this Agreement shall be deemed to include ordinary shares, preferred shares and any other class of equity securities, including partnership interests or equity interests in other non-corporate entities, as the context requires;

“Third Party” shall mean any Person (or group of Persons) that is not an Investor or an Affiliate of an Investor;

“Thomas H. Lee Partners” and “Thomas H. Lee Partners Funds” shall have the meaning specified in the preamble to this Agreement;

“TNC Articles” shall mean the articles of association (statuten) of TNC from time to time in effect;

“TNC Chairman” shall have the meaning specified in Article 5.2.2;

“TNC Director” shall mean any member of the TNC Management Board or any TNC Supervisory Director;

“TNC Management Board” shall mean the board of management (bestuur) of TNC;

“TNC Supervisory Board” shall mean the supervisory board (raad van commissarissen) of TNC;

“TNC Supervisory Board Rules” shall have the meaning specified in Article 5.2.5;

“TNC Supervisory Director” shall have the meaning specified in Article 5.2.1;

“Transfer” shall mean a transfer, sale, assignment, pledge, hypothecation or other disposition by a Person of a legal or beneficial interest in another Person, whether directly or indirectly, including pursuant to the creation of a derivative security (other than phantom stock or similar incentive plans for employees), the grant of an option or other right, the imposition of a restriction on disposition or voting or by operation of law;

“Undivided Common Stock Interest” shall have the meaning specified in Article 10.7.2.

“Units” shall mean, individually and collectively, the Shares, the YFCPECs and any New Securities and, following any Reorganization Transaction as a result of which all or any portion of the Shares and the YFCPECs are exchanged for or otherwise replaced by, any Replacement Securities; Units shall also mean such Replacement Securities;

“Unpaid Indemnity Amounts” shall mean the amount that Nielsen Holdings fails to indemnify or advance to an Indemnitee as required or contemplated by this Agreement or under any Nielsen Indemnification Agreement;

“VCOC Investment” shall mean a “venture capital investment” within the meaning of the Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101;

“VCOC Investor” means each Investor that intends its investment to qualify as a VCOC;

“VCOC Management Rights Agreement” shall mean those certain management rights agreements by and among Luxco, Nielsen Holdings, TNC and the Investors (or funds) party thereto granting such Investors (or funds) certain informational and other rights with respect to the Group;

“Voting Interest” shall mean the aggregate from time to time of:

(i)	the number of votes exercisable at a general meeting of shareholders of Nielsen Holdings attached to the shares of Nielsen Holdings (x) held directly or indirectly by an Investor or group of Investors at a particular time or (y) with respect to which an Investor or group of Investors at that time has, directly or indirectly, the authority and power to vote, pursuant to a power of attorney, transfer of voting rights or otherwise, in each case excluding the shares of Nielsen Holdings held by Luxco as referred to in part (ii) of this definition, and expressed as a percentage of the total number of votes exercisable at a general meeting of shareholders of Nielsen Holdings; plus

(ii)	(A) the number of votes exercisable at a general meeting of shareholders of Nielsen Holdings attached to the shares of Nielsen Holdings held by Luxco, and expressed as a percentage of the total number of votes exercisable at a general meeting of shareholders of Nielsen Holdings multiplied by (B) the aggregate number of votes exercisable at a general meeting of shareholders of Luxco attached to the shares in Luxco comprised in the Units (i) held directly or indirectly by an Investor or group of Investors at a particular time or (ii) with respect to which an Investor or group of Investors at that time has directly or indirectly the authority and power to vote, pursuant to a power of attorney, transfer of voting rights or otherwise, and expressed as a percentage of the total number of votes exercisable at a general meeting of shareholders of Luxco;

“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any other Person of which 100% of its securities are owned at the time of determination, directly or indirectly, by such first Person (other than any shares required by any applicable law or regulation to be held by any other Person, such as directors’ qualifying shares); and

“YFCPECs” shall mean each class and series of yield free convertible preferred equity certificates of Luxco.

1.2	Interpretation

1.2.1	Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.

1.2.2	The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

1.2.3	The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

1.2.4	Unless the context requires otherwise, the singular includes the plural and vice versa, and each gender includes the other gender.

1.2.5	A reference to any Party or any party to any other agreement or document shall include such Party or party’s successors and permitted assigns.

1.2.6	A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

2.	CLOSING; IMPLEMENTATION MATTERS

2.1	Closing

This Agreement shall take effect on the Closing Date.

2.2	Organizational Documents

Each Investor shall, and shall instruct its representative(s), nominee(s) or designee(s), as the case may be, on each Board and on any committee thereof to, and each other Party shall, take any and all action within its power to procure that the Organizational Documents of each member of the Group (including any rules, regulations or policies of any governing body thereof) shall reflect the terms of this Agreement to the extent recommended by United States and/or Dutch counsel to the Group, so as to effectuate and preserve the intent of the Parties as set out herein. Without limiting the generality of the foregoing, each Investor shall take, and shall instruct its representative(s), nominee(s) or designee(s), as the case may be, on each Board and on any committee thereof to take, and each other Party shall take, any and all action within its power to adopt any and all amendments to the Nielsen Holdings Articles, the Nielsen Holdings Board Regulations, the TNC Articles, the TNC Supervisory Board Rules, the charters of any committee of any Board, the corporate governance guidelines and any policies adopted by Nielsen Holdings from time to time which are necessary, appropriate or desirable and which are approved in accordance with the terms of this Agreement.

2.3	Conflicts or Inconsistencies

In all events this Agreement will govern and prevail as among the Parties in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Organizational Documents any member of the Group.

2.4	Effectuating the Intent of the Parties

Each Investor and Luxco shall (i) vote its Shares, grant powers of attorney, execute documents and take all other action in its power and authority as a shareholder of Luxco or Nielsen Holdings, as the case may be, and (ii) cause its representative(s), nominee(s) or designee(s), as the case may be, on each Board and on any committee thereof to exercise their voting rights on each such body, in a manner consistent with the rights and obligations of the Parties under this Agreement so as to effectuate and preserve the intent of the Parties as set out herein, unless doing so would result in a violation of the fiduciary duties of such representative(s), nominee(s) or designee(s), as the case may be, under Dutch law. Wherever this Agreement requires any of the Parties to take all reasonable action necessary to procure anything or to procure or to cause anything that will in any event include compliance with the aforegoing.

2.5	Applicable Law

The Parties acknowledge that in certain instances a provision of this Agreement may not be enforceable or that its enforceability may be limited by applicable law. Nevertheless, the Parties agree that they intend to be bound by the terms of this Agreement and, if any provision is held to be unenforceable, the Parties agree to use their reasonable efforts to implement an alternative enforceable mechanism that would effect, as closely as possible, the intent of the Parties as reflected in or provided by the unenforceable provision. Moreover, each Party agrees that, if any corporate formality or other procedure is not expressly mandated by law or the provisions of this Agreement to be taken by the Parties but the enforceability of any provision of this Agreement would be enhanced if the Parties act in accordance with such corporate formality or other procedure, the Parties agree to act in accordance with such corporate formality or other procedure to the extent recommended by counsel to the Group in the relevant jurisdiction.

3.	NIELSEN HOLDINGS BOARD

3.1	Composition of the Nielsen Holdings Board

3.1.1	The Nielsen Holdings Board shall be composed as follows:

(a)	for so long as Nielsen Holdings is a Controlled Company and so controlled by Luxco and/or the Investors and/or their Affiliates, the Nielsen Holdings Board shall be composed of 15 (fifteen) individuals as follows:

(i)	11 individuals shall be nominated by the Nielsen Holdings Board upon the direction of Luxco (the “Nielsen Holdings Sponsor Non-Executive Directors”), of which two individuals shall be nominated at the direction of each of Blackstone, Carlyle, KKR and Thomas H. Lee Partners and of which one individual shall be nominated at the direction of each of AlpInvest, Centerview and Hellman & Friedman; provided that such nominee from Centerview shall be Mr. James M. Kilts and if Mr. Kilts is unable or unwilling to serve as a director or the Centerview Vesting Date shall have occurred, Centerview shall lose its right to nominate a director and such seat shall be filled by an individual nominated by the Nielsen Holdings Board acting upon the recommendations of the Nomination and Corporate Governance Committee;

(ii)	three individuals each of whom shall be independent within the meaning of “independent director” under the NYSE listing rules and Rule 10A-3 of the Exchange Act, shall be nominated by the Nielsen Holdings Board acting upon the recommendations of the Nomination and Corporate Governance Committee (the “Nielsen Holdings Independent Non-Executive Directors” and, together with the Nielsen Holdings Sponsor Non-Executive Directors, the “Nielsen Holdings Non-Executive Directors”); and

(iii)	one individual shall be an executive director and shall be nominated by the Nielsen Holdings Board acting upon the recommendations of the Nomination and Corporate Governance Committee (the “Nielsen Holdings Executive Director”);

(b)	for so long as (x) Nielsen Holdings is not a Controlled Company and is not so controlled by Luxco and/or the Investors and/or their Affiliates and (y) Luxco and/or the Investors and/or their Affiliates hold in aggregate at least 25% of the Voting Interest of Nielsen Holdings, the Nielsen Holdings Board shall be composed of 15 (fifteen) individuals as follows:

(i)	11 Nielsen Holdings Sponsor Non-Executive Directors, of which one individual (who need not be independent within the meaning of “independent director” under the NYSE listing rules and Rule 10A-3 of the Exchange Act) shall be nominated at the direction of each of Blackstone, Carlyle, Hellman & Friedman, KKR and Thomas H. Lee Partners and of which one individual (who shall be required to be independent within the meaning of “independent director” under the NYSE listing rules) shall be nominated at the direction of each of AlpInvest and Centerview and each of the four Investors or groups of Affiliated Investors with the largest Voting Interest at the time of designation; provided that such nominee from Centerview shall be Mr. Kilts and if Mr. Kilts is unable or unwilling to serve as a director or the Centerview Vesting Date shall have occurred, such seat shall be filled by an individual nominated by the Nielsen Holdings Board acting upon the recommendations of the Nomination and Corporate Governance Committee;

(ii)	three Nielsen Holdings Independent Non-Executive Directors; and

(iii)	one Nielsen Holdings Executive Director; or

(c)

if Luxco and/or the Investors and/or their Affiliates own in aggregate less than 25% of the Voting Interest of Nielsen Holdings, the Nielsen Holdings Board shall be composed of (i) a number of Nielsen Holdings Sponsor Non-Executive Directors to take into account that each group of Affiliated Investors that holds at least 3% of the Voting Interest of Nielsen Holdings, either directly or through Luxco, shall have the right to direct Luxco to nominate one director and (ii) any remaining directors shall be nominated by the Nielsen Holdings Board acting upon the recommendations of the Nomination and Corporate Governance Committee (each of which may be a Nielsen Holdings Non-Executive Director or a Nielsen Holdings Executive Director).

(d)	To the extent all shares of Common Stock held by Luxco are distributed to the Investors or their respective Affiliates, each group of Affiliated Investors with a right to direct Luxco to nominate a director shall have the right to nominate such director directly.

3.1.2	The Nielsen Holdings Executive Director and the Nielsen Holdings Non-Executive Directors are together referred to as the “Nielsen Holdings Directors”. The Nielsen Holdings Directors at present in office are set forth in Part A of Schedule 2 to this Agreement. The right to nominate Nielsen Holdings Non-Executive Directors for appointment to the Nielsen Holdings Board is personal to Luxco (or an Investor or group of Affiliated Investors, as applicable) and may not be assigned by Luxco as part of a Transfer or otherwise without the consent of the Nielsen Holdings Board (except as permitted pursuant to the proviso in the last sentence of Article 11.7).

3.2	Obligation to Recommend Appointments

3.2.1	Each of the Investors, Luxco and Nielsen Holdings shall exercise all rights and powers vested in them to procure, so far as they are able to do so, that a resolution be tabled at each annual general meeting of Nielsen Holdings, recommending the appointment of the relevant individuals nominated in accordance with Article 3.1, and that such resolutions are duly passed.

3.2.2	The Parties shall take all reasonable action necessary to procure that the Nielsen Holdings Executive Director designated by the Nielsen Holdings Board, acting on the recommendations of the Nomination and Corporate Governance Committee, to serve as chief executive officer of the Nielsen Holdings Board (the “Nielsen Holdings CEO”) shall be so appointed by the Nielsen Holdings Board.

3.2.3	The Parties shall take all reasonable action necessary to procure that the Nielsen Holdings Non-Executive Director designated by the Nielsen Holdings Board, acting on the recommendations of the Nomination and Corporate Governance Committee, to serve as chairman of the Nielsen Holdings Board (the “Nielsen Holdings Chairman”) shall be so appointed by the Nielsen Holdings Board.

3.2.4	Each Investor agrees to take (to the extent such action is within such Investor’s power or control in its capacity as an investor in Luxco or through its nominees, designees or representatives on the Nielsen Holdings Board), and agrees to cause Nielsen Holdings to take (to the extent it is able to do so) any and all action necessary to approve the designation and appointment of the Nielsen Holdings Non-Executive Directors designated by a group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) in accordance with this Article 3.1.

3.2.5	If Luxco (or an Investor or group of Affiliated Investors, as applicable) is entitled to nominate one or more Nielsen Holdings Non-Executive Directors for appointment, it shall also be entitled by notice in writing to Nielsen Holdings at any time or from time to time to nominate for removal any Nielsen Holdings Non-Executive Director nominated by it and to nominate for appointment in place thereof another individual to serve as its Nielsen Holdings Non-Executive Director in accordance with the provisions of this Article 3 (other than Centerview who shall not have such right of appointment). In such event, (i) Luxco or such Investor or group of Affiliated Investors shall take all reasonable action necessary to procure that such Nielsen Holdings Non-Executive Director resigns from the Nielsen Holdings Board and (ii) if such Nielsen Holdings Non-Executive Director will not resign, Luxco or such Investor or group of Affiliated Investors agrees that it shall take all reasonable action necessary to effect such removal and appointment as promptly as practicable on request. In addition, Luxco or such Investor or group of Affiliated Investors shall, upon the death or resignation of such Nielsen Holdings Non-Executive Director, be entitled to nominate for appointment in place thereof another individual to serve as its Nielsen Holdings Non-Executive Director in accordance with the provisions of this Article 3.2. If such resigning or deceased Nielsen Holdings Non-Executive Director had been required to satisfy the independence standards set forth in Article 3.1.1(b)(i), any such replacement Nielsen Holdings Non-Executive Director shall also be subject to the independence standards set forth in Article 3.1.1(b)(i). Without limiting the preceding provisions, neither Luxco nor any Investor or group of Affiliated Investors shall be entitled to nominate for removal, appointment or re-appointment any Nielsen Holdings Director except for the Nielsen Holdings Non-Executive Director(s) it is entitled to nominate for removal, appointment or re-appointment pursuant to the provisions of this Article 3.

3.2.6	None of the Nielsen Holdings Non-Executive Directors shall be entitled to receive any severance payments upon his removal, resignation or otherwise vacating his position as a Nielsen Holdings Non-Executive Director, provided that this Article 3.2.6 shall be without prejudice to any entitlement versus Nielsen Holdings which any independent director appointed pursuant to Article 3.1.1(a)(ii), Article 3.1.1(b)(ii) or Article 3.1.1(c) may have. Luxco agrees, in respect of any Nielsen Holdings Non-Executive Director designated by it, to indemnify Nielsen Holdings from any claims and liabilities with respect to any severance payment that becomes payable to any such Nielsen Holdings Non-Executive Director.

3.3	Related Party Transactions

3.3.1

A Nielsen Holdings Director who is an Investor’s Representative shall abstain from the vote of the Nielsen Holdings Board on any Related Party Transaction in respect of which such Investor or any Affiliate thereof is a Related Party. Such Investor’s Nielsen Holdings Director(s) (and the AlpInvest Nielsen Holdings Observer) shall not be entitled to receive board materials relating to a Related Party Transaction or to participate in board deliberations relating to such Related Party Transaction if such receipt or participation would create a conflict of interest for the Related Party or any member of the Group, as determined by the Nielsen Holdings Board.

3.3.2	If the Nielsen Holdings Board, having consulted U.S. and/or Dutch counsel, reasonably believes that a particular Related Party Transaction would require the approval of the Nielsen Holdings Independent Non-Executive Directors, then on or following the Nielsen Holdings Board’s approval of the Related Party Transaction the Nielsen Holdings Board shall take all reasonable steps to obtain the approval of such Nielsen Holdings Independent Non-Executive Directors of the same.

3.4	Observers

3.4.1	Each group of Affiliated Investors whose Representative is appointed to the Nielsen Holdings Board shall have the right to designate (and remove) one observer to the Nielsen Holdings Board, provided that such observer shall only be entitled to attend any meeting of the Nielsen Holdings Board at which one or more of the Nielsen Holdings Non-Executive Directors who are Representatives of the Affiliated Investors does not attend (except with respect to Centerview, whose appointed observer (to the extent Centerview is entitled to appoint an observer) shall be entitled to attend any meeting of the Nielsen Holdings Board). To the extent the Nielsen Holdings Board is composed of members pursuant to Article 3.1.1(b) and for so long as the AlpInvest Funds hold at least 1.8% of the Voting Interest of Nielsen Holdings, either directly or through Luxco, the AlpInvest Funds shall have the right to designate (and remove) one observer to the Nielsen Holdings Board (the “AlpInvest Nielsen Holdings Observer”). An observer (or the AlpInvest Nielsen Holdings Observer) shall not be entitled to participate in or observe any Nielsen Holdings Board deliberations in which the Nielsen Holdings Non-Executive Directors who are Representatives of the Affiliated Investors are not entitled to participate pursuant to the Related Party Transaction Policy of Nielsen Holdings. If an observer is entitled to attend a Nielsen Holdings Board meeting and sufficient advance notice is provided to the Nielsen Holdings Chairman of such observer’s intention to attend such meeting, such observer shall be entitled to receive the same documentation (including, without limitation, the agenda, minutes, committee reports and any other documentation) for such meeting as is given to the Nielsen Holdings Non-Executive Directors. An observer shall not have the right to vote on any matter under consideration by the Nielsen Holdings Board. The observer rights granted pursuant to this Article 3.4.1 shall be in addition to, and not in limitation of, any rights granted to Investors (or funds) pursuant to the VCOC Management Rights Agreements.

3.5	Nielsen Holdings Articles and Board Rules

3.5.1	The Parties shall take all reasonable action necessary to procure that the Nielsen Holdings Articles be amended so that they read as set forth in Schedule 3 and, so long as Nielsen Holdings is a Controlled Company, as may from time to time be approved by the Nielsen Holdings Board. The Parties agree that any amendments to the Nielsen Holdings Articles shall remain consistent with the terms of, and not be adverse to the rights of the Investors promulgated under, this Agreement.

3.5.2	The Parties shall take all reasonable action necessary to procure that the Nielsen Holdings Directors shall adopt, observe and comply with the Nielsen Holdings Board Regulations (which incorporates inter alia the various Committee Charters) and the Policies set out in Schedule 6, each as may from time to time be approved by the Nielsen Holdings Board, for so long as Nielsen Holdings is a Controlled Company. The Parties agree that any amendments to the Nielsen Holdings Board Regulations and the Policies remain consistent with the terms of, and not be adverse to the rights of the Investors promulgated under, this Agreement.

3.6	Executive Officers

The Nielsen Holdings Board may appoint executive officers with full or limited authority to represent Nielsen Holdings, acting either individually or jointly with one or more other Persons, in accordance with Article 18.2 of the Nielsen Holdings Articles (the “Nielsen Holdings Executive Officers”). The Parties shall take all reasonable action necessary to procure that the persons designated by the Nielsen Holdings Board to serve as Nielsen Holdings Executive Officers shall be so appointed by the Nielsen Holdings Board.

3.7	Formalities

The Investors acknowledge that, in accordance with applicable law, members of the Nielsen Holdings Board are elected by the general meeting (or written resolution) of the shareholders of Nielsen Holdings. Accordingly, to enhance the enforceability of the rights and obligations of the Investors under this Article 3, the Investors agree to comply with all such formalities to the extent recommended by Dutch counsel to the Group. For avoidance of doubt, the Parties intend that their respective rights and obligations shall be as set forth under this Article 3 and further intend that such rights and obligations shall not be, nor be deemed to be, adversely affected in any way by the additional requirements (if any) under this Article 3.7.

4.	SPONSOR COMMITTEE

4.1	Composition of the Sponsor Committee

4.1.1	For so long as Luxco (or an Investor, as applicable) is entitled to appoint Nielsen Non-Executive Directors under Article 3.1.1, Luxco or such Investor shall also be entitled to nominate a number of directors of the Nielsen Holdings Board (such number not to exceed the lesser of the number of Nielsen Non-Executive Directors and five) (the “Sponsor Nominees”) who will constitute a “Sponsor Committee”. The Sponsor Committee may, by vote or written consent of a majority of the Sponsor Nominees, adopt rules to govern the conduct and activities of the Sponsor Committee.

4.1.2	The Sponsor Nominees at the Closing Date shall be as set forth in Part B of Schedule 2 to this Agreement.

4.2	Rights of the Sponsor Committee

4.2.1	Subject to compliance with all mandatory applicable laws, rules and regulations, including without limitation Regulation FD and any other applicable rules of the SEC or the NYSE relating to selective disclosure and insider trading, the Insider Trading Policy and the obligation under Dutch law to provide all shareholders and other parties in the financial markets with equal and simultaneous information about material, non-public matters that may influence the price of the Listed Shares and the requirement that Nielsen Holdings must treat all stockholders who are in the same circumstances in an equal manner, unless and to the extent that there is a reasonable and objective justification to treat them differently, Nielsen Holdings shall engage with the members of the Sponsor Committee, in such a manner as to maintain an open and constructive dialogue with Luxco as one of the major shareholders of Nielsen Holdings. These contacts may be initiated by Nielsen Holdings, by Luxco or by the members of the Sponsor Committee and shall be in addition to road shows and presentations to analysts and institutional investors and shall be conducted on a bi-lateral basis (one-on-one) with the members of the Sponsor Committee. Members of the Sponsor Committee shall be entitled to request and receive from Nielsen Holdings whatever information they deem relevant. Luxco shall procure that the members of the Sponsor Committee are bound by duties of confidentiality in form and substance to the reasonable satisfaction of Nielsen Holdings and acknowledges that it and the members of the Sponsor Committee shall be considered as insiders for the purpose of the Insider Trading Policy as well as Regulation FD and any other applicable rules of the SEC and NYSE relating to selective disclosure and insider trading.

4.2.2	The rights conferred by this Article 4.2 are enforceable by Luxco.

5.	TNC MANAGEMENT BOARD AND TNC SUPERVISORY BOARD

5.1	Composition of the TNC Management Board

The Parties shall cause such individuals to be appointed, removed and suspended from time to time as members of the board of management (raad van bestuur) of TNC as the Nielsen Holdings Board may decide. Such individuals shall initially be as set forth in Part C of Schedule 2.

5.2	Composition of the TNC Supervisory Board

5.2.1	The TNC Supervisory Board shall be composed of up to 14 (fourteen) members (each a “TNC Supervisory Director”) and each Party shall take all reasonable action necessary to procure that on the Closing Date the individuals set forth in Part D of Schedule 2 shall be appointed to the TNC Supervisory Board, and thereafter that the Nielsen Holdings Non-Executive Directors nominated in accordance with Article 3.1.1 are and remain appointed to the TNC Supervisory Board.

5.2.2	The Parties shall take all reasonable action necessary to procure that the Nielsen Holdings Non-Executive Director nominated in accordance with Article 3.2.3 shall also be appointed to serve as chairman of the TNC Supervisory Board (the “TNC Chairman”) and shall be so appointed by the TNC Supervisory Board.

5.2.3	If at any time or from time to time a Nielsen Holdings Non-Executive Director who is a Representative of a group of Affiliated Investors resigns or is required to vacate his position as Nielsen Holdings Non-Executive Director, TNC shall be entitled, by notice in writing to Luxco, to request the removal of such individual from the TNC Supervisory Board. Luxco shall take all reasonable action necessary to procure that such TNC Supervisory Director resigns from the TNC Supervisory Board and (ii) if such TNC Supervisory Director will not resign, TNC agrees that it shall take all reasonable action necessary to effect such removal and appointment as promptly as practical upon request. As and when a replacement Nielsen Holdings Non-Executive Director is appointed to the Nielsen Board pursuant to Article 3.1, the Parties shall take all reasonable action necessary to procure that such individual shall also be appointed to the TNC Supervisory Board.

5.2.4	None of the TNC Supervisory Directors shall be entitled to receive any severance payments upon his removal, resignation or otherwise vacating his position as a TNC Supervisory Director, provided that this Article 5.2.4 shall be without prejudice to any entitlement versus TNC which any independent TNC Supervisory Director may have. Each group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) agrees, in respect of any TNC Supervisory Director who is a Representative of Affiliated Investors (or the applicable fund of such group of Affiliated Investors), to indemnify TNC and each other group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) from any claims and liabilities with respect to any severance payment that becomes payable to any such TNC Supervisory Director.

5.2.5	The Parties shall take all reasonable actions necessary to procure that the TNC Supervisory Directors shall adopt, observe and comply with the board regulations as set forth in Schedule 4 (the “TNC Supervisory Board Rules”) and as may from time to time be approved by the Nielsen Holdings Board provided such changes remain consistent with the terms of this Agreement.

5.3	Related Party Transactions

5.3.1	A TNC Director(s) who is an Investor’s Representative shall abstain from the vote of the TNC Supervisory Board on any Related Party Transaction in respect of which such Investor or any Affiliate thereof is a Related Party. Such Investor’s TNC Director(s) (and the AlpInvest TNC Observer) shall not be entitled to receive board materials relating to a Related Party Transaction or to participate in board deliberations relating to such Related Party Transaction if such receipt or participation would create a conflict of interest for the Related Party or any member of the Group, as determined by the Nielsen Holdings Board.

5.3.2

If the TNC Supervisory Board, having consulted U.S. and/or Dutch counsel, reasonably believes that a particular Related Party Transaction would require the approval of the TNC Supervisory Directors who qualify as independent, then on or following the TNC Supervisory Board’s approval of the Related Party Transaction the TNC Supervisory Board shall take all reasonable steps to obtain the approval of such independent directors sitting on the TNC Supervisory Board of the same.

5.4	Meetings of the TNC Supervisory Board; Observers

5.4.1	The TNC Supervisory Board will meet as often as it deems necessary or appropriate or upon the request of the TNC Chairman. Any TNC Director may request that the TNC Chairman call a meeting of the TNC Supervisory Board to discuss any matter requiring action or consideration by the TNC Supervisory Board and, upon receipt of any such request, together with a description of the matter(s) to be discussed at such meeting and any supporting materials necessary or appropriate for the TNC Supervisory Directors to prepare for such meeting, the TNC Chairman, as the case may be, will call such meeting as soon as reasonably practicable, provided, however, that the TNC Chairman will not be required to call any such meeting if a meeting of the TNC Supervisory Board was held within four weeks prior to such request and such matter was raised at such prior meeting or if a meeting is scheduled to be held within four weeks after such request where such matter will be on the agenda. The TNC Supervisory Board may meet in person, by teleconference or by videoconference (or by any combination thereof).

5.4.2	Quorum for any meeting of the TNC Supervisory Board shall require the presence (in person or by telephone or by proxy or power of attorney) of a majority of the TNC Supervisory Directors.

5.4.3	A TNC Supervisory Director may only give a proxy or power of attorney to attend and vote at a meeting of the TNC Supervisory Board to another TNC Supervisory Director.

5.4.4

Each group of Affiliated Investors whose Representative is appointed to the TNC Supervisory Board shall have the right to designate (and remove) one observer to the TNC Supervisory Board, provided that such observer shall only be entitled to attend any meeting of the TNC Supervisory Board at which one or more of the TNC Supervisory Directors who are the Representatives of such group of Affiliated Investors does not attend. An observer shall not be entitled to participate in or observe any TNC Supervisory Board deliberations in which the TNC Supervisory Director(s) who is a Representative of such group of Affiliated Investors that designated such observer are not entitled to participate pursuant to Article 5.3. To the extent the Nielsen Holdings Board is composed of members pursuant to Article 3.1.1(b) and for so long as the AlpInvest Funds hold at least 1.8% of the Voting Interest of Nielsen Holdings, either directly or through Luxco, in addition to its rights pursuant to the first sentence of this Article 5.4.4, the AlpInvest Funds shall have the right to designate (and remove) one observer to the TNC Supervisory Board (the “AlpInvest TNC Observer” and, together with the AlpInvest Nielsen Holdings Observer, the “AlpInvest Observers”). If an observer is entitled to attend a meeting of the TNC Supervisory Board and sufficient advance notice is provided to the TNC Chairman of such observer’s intention to attend such meeting, such observer shall be entitled to receive the same documentation

(including, without limitation, the agenda, minutes, committee reports and any other documentation) for such meeting as is given to the TNC Supervisory Directors. An observer shall not have the right to vote on any matter under consideration by the TNC Supervisory Board. If a group of Affiliated Investors designates as an observer to the TNC Supervisory Board an individual who is not a director, manager, officer or employee of the Investor Fund Manager to such Investor or to an Affiliated Fund of such Investor (as the case may be), or of a subsidiary of that Investor Fund Manager, then such individual shall be subject to the prior approval of a majority of the Nielsen Holdings Non-Executive Directors on the Nielsen Holdings Board (excluding any Nielsen Holdings Non-Executive Directors designated by such Investor or its Affiliates). The observer rights granted pursuant to this Article 5.4.4 shall be in addition to, and not in limitation of, any rights granted to Investors (or funds) pursuant to the VCOC Management Rights Agreements.

5.5	Decisions of the TNC Supervisory Board

5.5.1	Decisions of the TNC Supervisory Board shall be taken by simple majority vote of the TNC Supervisory Directors present at a meeting of the TNC Supervisory Board for which there is a quorum, and each TNC Supervisory Director shall have one vote (provided that, for avoidance of doubt, a TNC Supervisory Director representing one or more absent TNC Supervisory Director by proxy or power of attorney shall also be entitled to cast the vote of each such absent TNC Supervisory Director). Decisions of the TNC Supervisory Board may also be taken or ratified by unanimous written consent.

5.6	Formalities

The Investors agree to comply with any corporate formalities or other procedures necessary or appropriate as recommended by Dutch counsel to the Group to give full effect to the intent of the Parties under this Article 5.

6.	BOARD COMMITTEES

6.1	Nielsen Holdings Board Committees

6.1.1	The Nielsen Holdings Board will have an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), a nomination and corporate governance committee (the “Nomination and Corporate Governance Committee”) and any other ad-hoc or standing committees that the Nielsen Holdings Board decides to establish. All of these committees collectively are collectively referred to as the “Nielsen Holdings Board Committees”.

6.1.2

The members of the Nielsen Holdings Board Committees shall be designated by the Nielsen Holdings Board from among the Nielsen Holdings Non-Executive Directors, provided that no Nielsen Holdings Board Committee shall be comprised of more than one Nielsen Holdings Sponsor Non-Executive Director who is the Representative of a particular Investor (or an Investor Affiliated with such Investor). Each Investor who has at least one Representative on the Nielsen Holdings Board and who does not have a

Representative on a particular Nielsen Holdings Board Committee is entitled to designate an observer on such Nielsen Holdings Board Committee (provided that for the purposes of this provision Affiliated Investors are considered collectively as one Investor). The initial members of and observers at the Nielsen Holdings Board Committees are set forth in Part E, Part F and Part G of Schedule 2.

6.1.3	The Nielsen Holdings Board shall appoint a member of each Nielsen Holdings Board Committee as its chairman.

6.1.4	The composition of the Audit Committee shall be in compliance with the rules and regulations of the SEC and the NYSE.

6.1.5	The Compensation Committee shall be comprised of a number of members as determined by the Nielsen Holdings Board from time to time, (i) at least two of whom shall be independent within the meaning of “independent director” under the NYSE listing rules and in compliance with other applicable laws, rules and regulations, (ii) a majority of whom shall be independent within that meaning within ninety (90) days of Nielsen Holdings ceasing to be a Controlled Company, and (iii) each of whom shall be independent within that meaning within one year of Nielsen Holdings ceasing to be a Controlled Company. The members of the Compensation Committee at present in office are set forth in Part E of Schedule 2 to this Agreement.

6.1.6	The Nomination and Corporate Governance Committee shall be comprised of a number of members as determined by the Nielsen Holdings Board from time to time, (i) at least one of whom shall be independent within the meaning of “independent director” under the NYSE listing rules and in compliance with other applicable laws, rules and regulations immediately after Nielsen Holdings ceases to be a Controlled Company, (ii) a majority of whom shall be independent within that meaning within ninety (90) days of Nielsen Holdings ceasing to be a Controlled Company, and (iii) each of whom shall be independent within that meaning within one year of Nielsen Holdings ceasing to be a Controlled Company. The members of the Compensation Committee at present in office are set forth in Part F of Schedule 2 to this Agreement.

6.1.7	The powers and responsibilities of each of the Nielsen Holdings Board Committees shall be as set forth in the Nielsen Holdings Board Regulations.

7.	INDEMNIFICATION

7.1	Indemnification

7.1.1	Nielsen Holdings undertakes to enter into and maintain an indemnity agreement substantially in the form as set forth in Schedule 7 to this Agreement with each Representative, under which it agrees to indemnify, pay, protect and hold harmless each Representative in respect of specified claims (each, a “Nielsen Indemnity Agreement”).

7.1.2	Nielsen Holdings acknowledges and agrees that the obligation of Nielsen Holdings under this Agreement or any Nielsen Indemnity Agreement to indemnify or advance expenses to any Representative that is a party to any such Nielsen Indemnity Agreement (each, an “Indemnitee”) for the matters covered by such Nielsen Indemnity Agreement shall be the primary source of indemnification and advancement of such Indemnitee in connection therewith and any obligation on the part of Luxco or any Investor under any indemnification arrangement between the Investor and any of its Representatives that are Indemnitees to indemnify or advance expenses to such Indemnitee shall be secondary to the indemnification under the Nielsen Indemnity Agreements and shall be reduced by any amount that the Indemnitee may collect as indemnification or advancement from Nielsen Holdings. In the event that Nielsen Holdings fails to indemnify or advance expenses to an Indemnitee as required or contemplated by this Agreement or any Nielsen Indemnity Agreement, and Luxco or any Investor makes any payment to such Indemnitee in respect of indemnification or advancement of expenses under any agreement between the Indemnitee and Luxco or an Investor on account of such Unpaid Indemnity Amounts, Luxco or such Investor shall be subrogated to the rights of such Indemnitee under this Agreement in respect of such Unpaid Indemnity Amounts.

Nielsen Holdings hereby agrees that, to the fullest extent permitted by applicable law, its obligations to indemnify the Indemnitees under this Agreement and any Nielsen Indemnity Agreements shall include any amounts expended by Luxco or any Investor under any indemnification arrangement between Luxco or such Investor and any Indemnitee in respect of indemnification or advancement of expenses to any Indemnitee in connection with litigation or other proceedings involving his or her services as a Representative of a member of the Group to the extent such amounts expended by Luxco or such Investor are on account of any Unpaid Indemnity Amounts.

8.	ISSUES OF SECURITIES

8.1	Equal Treatment of Investors

8.1.1	In the event that any New Securities are proposed to be issued, or any contracts, commitments, agreements, understandings or arrangements of any kind are proposed to be entered into relating to the issuance of any New Securities to any Investor (other than Centerview) or any Affiliate of any such Investor (excluding, for the avoidance of doubt, any member of the Group), then each Investor (other than Centerview) shall have the right (the “Pre-emptive Right”) to subscribe up to a number of New Securities, at the same price and on the same terms as each other Investor (other than Centerview), such that such Investor would, after the issuance of all such New Securities (on an “as converted” basis), hold the same proportionate interest of the issued and then outstanding shares in Nielsen Holdings (including any New Securities on an “as converted” basis) as was held, directly or indirectly, by such Investor immediately prior to the issuance of such New Securities (the “Proportionate Percentage”). The detailed terms of and the process applicable to the exercise by an Investor of its Pre-emptive Right shall be determined by the Nielsen Holdings Board in its decision to authorise the proposed issue of New Securities or the proposed entering into of the contract, commitment, agreement, understanding or arrangement that gives rise to that Pre-emptive Right.

8.1.2	For the avoidance of doubt, the Investors shall have no Pre-emptive Rights with respect to any issue of New Securities to any Person which is not an Investor or an Affiliate of an Investor.

9.	REPRESENTATIONS AND WARRANTIES

9.1	Representations and Warranties of the Investors

Each Investor, severally and not jointly, represents and warrants to the other Investors, as of the date hereof, as follows:

(a)	Organization. Such Investor is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(b)	Authority. Such Investor has full power and authority to enter into, execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Investor and no other proceedings by or on behalf of such Investor will be necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligations of such Investor enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors’ rights generally and (ii) subject to general principles of equity.

(c)	No Legal Bar. The execution, delivery and performance of this Agreement by such Investor and the consummation of the transactions contemplated hereby will not (i) violate (x) the organizational documents of such Investor or (y) any law, treaty, rule or regulation applicable to or binding upon such Investor or any of its properties or assets or (ii) result in a breach of any contractual obligation to which such Investor is a party or by which it or any of its properties or assets is bound, in the case of each of clauses (i)(y) and (ii) in any respect that would reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

(d)	Litigation. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation or investigation, proceeding or demand letter pending, or to the knowledge of such Investor threatened, against such Investor, which if adversely determined would reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

(e)	Information. Such Investor has been given the opportunity to (i) ask questions and receive satisfactory answers concerning the terms and conditions of the transactions contemplated hereby and (ii) obtain additional information which such Investor and its representatives deem necessary, in each case in order to evaluate the merits and risks of executing and delivering this Agreement. Such Investor has not relied upon any statement, printed material or other information given or made by or on behalf of Luxco that is contrary to information contained in this Agreement.

(f)	Securities Not Registered. Such Investor has acquired securities of Luxco solely for its own account, for investment purposes and not with a view to, or for sale in connection with, the distribution thereof other than as permitted under the Securities Act and the rules and regulations promulgated thereunder. Such Investor is (i) an investor with such knowledge and experience in business and financial matters as will enable it to evaluate the merits and risks of the transactions contemplated hereby, (ii) able to bear the economic risk of an investment in Luxco and its subsidiaries and (iii) able to bear the risk of loss of its entire investment in Luxco and its subsidiaries.

(g)	No Other Representations. Except for the representations and warranties contained in this Article 9, neither such Investor, nor any other Person or entity acting on behalf of such Investor, makes any representation or warranty, express or implied.

10.	ADDITIONAL COVENANTS AND AGREEMENTS

10.1	Directors’ Fees and Expenses

10.1.1	No Nielsen Holdings Non-Executive Director shall receive any director’s or Board fee unless and to the extent the Nielsen Holdings Board determines otherwise, in which case any such fees shall be within the framework of the directors’ compensation policy approved from time to time by the shareholders of Nielsen Holdings.

10.1.2	Each Nielsen Holdings Non-Executive Director shall be entitled to reimbursement of all out-of-pocket travel and related expenses incurred by such representative in the performance of his duties as a director of one or more members of the Group, including without limitation in connection with attendance at board and committee meetings by such representative.

10.2	Corporate Opportunities

10.2.1

Each Investor shall cause each Nielsen Holdings Non-Executive Director, each TNC Supervisory Director and each AlpInvest Observer designated by it or its Affiliated Funds to recuse themselves from all deliberations of the Board, and neither Nielsen Holdings nor any other member of the Group shall have any obligation to provide to any such Nielsen Holdings Non-Executive Director, TNC Supervisory Director or AlpInvest Observer any information, regarding any acquisition, disposition, investment or similar transaction that the member of the Group elects to pursue at any time after the date of this Agreement (as determined by the Nielsen Holdings Board, a “Corporate Opportunity”) if such Investor or one of its Affiliates is competing with or is otherwise adverse to the Group with respect to such Corporate Opportunity. Each Nielsen Holdings Director or TNC Supervisory Director who is aware that the Investor which has designated him as a Nielsen Holdings Non-Executive Director or a TNC Supervisory Director, or an Affiliated Fund of

that Investor, is or is contemplating pursuing a Corporate Opportunity, shall himself withdraw from the deliberations of the Board in accordance with this Article 10.2.1, without however having to disclose any information regarding that Corporate Opportunity or the plans which the relevant Investor or its Affiliated Fund has with respect to that Corporate Opportunity, if such information is not in the public domain or otherwise known to the Board.

10.2.2	If any Investor or its Affiliates consummates a transaction that at any time after the date of this Agreement constituted a Corporate Opportunity, such Investor shall cause each Nielsen Holdings Non-Executive Director, each TNC Supervisory Director and each AlpInvest Observer designated by it or its Affiliated Funds to recuse themselves from all future deliberations of each Board relating to, and no member of the Group shall have any obligation to provide to any such Nielsen Holdings Non-Executive Director, TNC Supervisory Director or AlpInvest Observer any information regarding, that portion of the Group’s business as competes or would reasonably be expected to compete with the Corporate Opportunity concerned (a “Competing Enterprise”). The consent of the Nielsen Holdings Non-Executive Director(s) or TNC Supervisory Director(s) who are a Representative of such Investor or any of its Affiliate Funds shall not be required for authorising, effecting or validating any transactions in connection with such Corporate Opportunity or Competing Enterprise. In addition, each Investor shall, and shall cause any Nielsen Holdings Non-Executive Director, TNC Supervisory Director or AlpInvest Observer who is its Representative or a Representative of its or any of its Affiliated Funds to, keep confidential any information regarding any Corporate Opportunity, including the existence of such potential acquisition, disposition, investment or similar transaction, that such Investor or Nielsen Holdings Non-Executive Director, TNC Supervisory Director or AlpInvest Observer learns about as a result of its participation in any Board or in accordance with Article 10.5.1.

10.3	Non-Competition

For so long as an Investor or its Affiliated Funds has a right to designate a Representative to the Nielsen Holdings Board, the TNC Supervisory Board or as an AlpInvest Observer, such Investor and its respective Affiliates, all Persons Controlled by that Investor or by any of that Investor’s Affiliates and any “group” (as determined under Section 13(d)(3) of the Exchange Act) of which such Investor or any of its Affiliates is a member will be prohibited from owning, managing, operating, controlling or participating in the ownership, management, operation or control of any Person listed in Schedule 10 hereto (as such Schedule may be amended from time to time by the Nielsen Holdings Board, a “Named Competitor”), unless consented to by the Nielsen Holdings Board, provided that:

10.3.1

This Article 10.3 shall not prohibit any Person from acquiring or holding a passive investment in any Named Competitor, which (a) does not represent more than 5% of the aggregate amount of equity invested in that Named Competitor, (b) does not entitle the holder to more than 5% of any pro rata distribution of profits or capital made by that Named Competitor, (c) does not entitle the holder to exercise more than 5% of the votes exercisable at a general meeting of shareholders of that Named Competitor, (d) does not include and is not otherwise combined with any entitlement to appoint any directors, officers, observers or other representatives to any body or committee of that Named Competitor or any Affiliate of that Named Competitor (and no director, employee or other representative of the Investor concerned or any Affiliate of that Investor holds any position on any such body or committee as a matter of fact), and (e) is not in any way subject to any agreement or arrangement made between the Investor concerned or any Affiliate of that Person and any other shareholder of or investor in that Named Competitor;

10.3.2	This Article 10.3 shall not prohibit any Investor which is a fund of funds to make or hold a non-Controlling investment in a fund which in turn has an investment in a Named Competitor or otherwise engages in an activity that would constitute a breach of this Article 10.3 if that fund was an Investor; and

10.3.3	In the event that an Investor or an Affiliate of an Investor acts in breach of this Article 10.3:

(a)	Article 10.2.2 shall apply mutatis mutandis to the Investor concerned and to all other Investors which are Affiliated with that Investor (treating such Named Competitor as a Competing Enterprise thereunder); and

(b)	To the extent that the occurrence of such breach is not reasonably within the control of the Investor concerned, any of its Affiliates or any person Controlled by that Investor or by any of that Investor’s Affiliates, no other remedies shall be available to the other Parties. In all other circumstances, unless such breach is promptly (and in any event within three (3) Business Days following its occurrence) and completely cured by the Investor or Investors concerned, the Investor or Investors concerned shall be considered in material breach of this Agreement and liable for all damages resulting therefrom, and the other Parties may seek specific enforcement or injunctive relief against such Investor or Investors, in accordance with Article 11.8.

10.4	Non-Solicitation

Each Investor shall not (and shall use its reasonable efforts to procure that its Affiliates do not), initiate or conduct any discussions about future employment with, or employ, any member of Management, without the prior written consent of the Nielsen Holdings Board (such consent not to be unreasonably withheld), and shall not make any offers to this effect to such Persons; provided that the foregoing shall not be construed to prohibit solicitation for employment or employment of any such Person (a) resulting from general advertisements for employment conducted by such Investor or (b) six months following cessation of such Person’s employment with the Group without any encouragement by such Investor.

10.5	Access to Information, Financial Statements, Confidentiality and Public Announcements

10.5.1	The following shall apply with respect to confidentiality:

(a)	Each of the Investors acknowledge that Nielsen Holdings is a publicly listed company and as such is bound by various laws as regards the provision of information including the rules and regulations of the SEC and the NYSE as well as applicable Dutch laws. Nielsen Holdings has also adopted the Insider Trading Policy. Each Investor covenants that its Representatives and its Affiliated Funds will at all times comply with such laws, rules and regulations and Nielsen Holdings’ Insider Trading Policy. The Parties agree that any amendments to the Nielsen Holdings’ Insider Trading Policy shall remain consistent with the terms of, and not be adverse to the rights of the Investors promulgated under, this Agreement.

(b)	Subject to the aforegoing, each Investor is entitled to the same Information and Confidential Information (as defined below) as provided to its respective Nielsen Holdings Director or TNC Supervisory Director who is its or its Affiliates’ Representative in the context of this Agreement, subject to the maintenance of adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the entities in the Group in violation of applicable law, unless (and, in such case to the extent) the provision of such Information or Confidential Information has been specifically restricted by the Nielsen Holdings Board.

(c)	Each Investor agrees to hold in strict confidence all Information furnished to it and the terms of this Agreement (collectively, “Confidential Information”). Subject to applicable law and Nielsen Holdings’ Insider Trading Policy, an Investor may disclose any Confidential Information to (x) any of its Representatives and (y) any member of the Group or its directors, management or advisers (collectively, “Authorized Recipients”). Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by an Investor, (ii) is or becomes available to an Investor or any of its Authorized Recipients on a non-confidential basis from a third party source (other than any other Investor or its Representatives or any Person described in clause (y) above), which source, to the best knowledge of such Investor (after reasonable inquiry), is not bound by a duty of confidentiality to any Investor or its Representatives or any Person described in clause (y) above in respect of such Confidential Information or (iii) is independently developed by an Investor. If an Investor or any of its Authorized Recipients is required by law or regulation or any legal or judicial process to disclose any Confidential Information, or disclosure of Confidential Information is requested by any governmental authority having authority over such Investor, such Investor shall promptly notify Nielsen Holdings and the other Investors of such requirement so that Nielsen Holdings may at its own expense oppose such requirement or seek a protective order and request confidential treatment thereof. If such Investor or such Authorized Recipient is nonetheless required, or such a request nonetheless remains outstanding, to disclose any such Confidential Information, such Investor or Authorized Recipient may disclose such portion of such Confidential Information without liability hereunder.

10.5.2	The Parties are aware that, as long as Nielsen Holdings shall have shareholders other than Luxco and/or any other entity which is directly or indirectly a Wholly-Owned Subsidiary of Luxco (“Minority Shareholders”), any material non-public information provided by Nielsen Holdings or any of its subsidiaries to Luxco or any Affiliate or direct or indirect shareholder of Luxco may also need to be provided to those Minority Shareholders. The Parties shall seek to minimise such provision of non-public information to persons other than Nielsen Holdings Directors and shall take appropriate measures and agree appropriate arrangements to ensure that the provision of non-public information to Nielsen Holdings Directors and the use of such information by Nielsen Holdings Directors shall not result in any requirement to provide such information also to any other Person, including any Minority Shareholders. The Nielsen Holdings Board Regulations shall allow, to the maximum extent permitted by applicable law, the Nielsen Holdings Directors to share non-public information received by them with other Representatives of the Investor on whose nomination they have been appointed.

10.5.3	No public announcement or press release concerning the business of the Group or this Agreement or any of its provisions shall be made by any Party (or any Affiliate thereof), without the prior consent of the Nielsen Holdings Board, which may also be given in general terms with respect to categories of announcements. This provision shall not prohibit any public announcement or press release required to be made by any applicable laws or regulations, provided that such Party (or such Affiliate) that is making such announcement shall, to the extent practicable, consult with the other Parties concerning the timing and content of such announcement before such announcement is made and shall give a copy thereof to the other Parties at the same time as, or as soon as reasonably practicable after, the making of such announcement.

10.6	Offering Expenses.

Nielsen Holdings shall pay all Offering Expenses in connection with the IPO, including any Offering Expenses of the Investors.

10.7	VCOC Management Rights Agreements.

10.7.1	Each of Luxco, TNC, Bidco and each Investor hereby agrees to amend such Investor’s VCOC Management Rights Agreement (if any) in the following manner:

(a)	the term “Interests” as used in such VCOC Management Rights Agreement shall mean equity interests in Luxco and its subsidiaries;

(b)	the term “Shareholders’ Agreement” shall mean this Agreement and the shareholders’ agreement by and among the Investors and Luxco dated as of the date hereof;

(c)	all references to the term “VNU” used in such VCOC Management Rights Agreement shall be deemed to include a reference to Nielsen Holdings; and

(d)	the following new paragraph shall be deemed to be added to the end of such VCOC Management Rights Agreement, prior to the signature pages: “The VCOC Investor may be entitled to certain confidential information relating to the Companies as provided to directors of the Companies who are its or its affiliates’ direct or indirect designees to such boards of directors, subject to the maintenance of adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the entities in the Companies in violation of applicable law, unless (and, in such case to the extent) the provision of such information has been specifically restricted by the board of directors of Nielsen Holdings N.V. The VCOC Investor and the Companies agree to take appropriate measures to ensure that the provision of non-public information to the VCOC Investor and the use of such information by the VCOC Investor shall not result in any requirement to provide such information also to any other person, including any minority shareholders of the Companies.”.

By its execution of this Agreement, Nielsen Holdings agrees to be bound by the terms and obligations applicable to “VNU” in each Investor’s VCOC Management Rights Agreement as if it were a party thereto.

10.7.2	In the event Luxco ceases to qualify as an “operating company” (as defined in the first sentence of 2510.3-101(c)(1) of the Plan Asset Regulations) or the investment in Luxco by a VCOC Investor otherwise ceases to qualify as a VCOC Investment, (i) each VCOC Investor may elect to require Luxco, to the extent permissible under applicable law, to distribute an undivided interest in a number of shares of Common Stock equal to (A) the total number of Luxco Held Shares multiplied by (B) the Percentage Interest of such VCOC Investor (or a portion of such Percentage Interest as designated by such VCOC Investor) (each, an “Undivided Common Stock Interest”) to such VCOC Investor (in exchange for a corresponding portion of Luxco shares held by such VCOC Investor) and (ii) each of Luxco, Nielsen Holdings, TNC and each Investor will cooperate in good faith to take all reasonable actions necessary to facilitate any such election by a VCOC Investor. Following the exchange of such shares in Luxco for the Undivided Common Stock Interest, the VCOC Investor shall exchange such Undivided Common Stock Interest for the number of shares of Common Stock represented by such Undivided Common Stock Interest. It is understood that such reasonable actions shall not require a VCOC Investor to purchase or sell any investments.

10.7.3	The provision of information under the VCOC Management Rights Agreements shall be subject to the provisions of Article 10.5.

11.	MISCELLANEOUS

11.1	Waiver; Amendment

This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by Nielsen Holdings and each Investor together with its Affiliated Investors holding a direct or indirect interest in at least 1% of the then outstanding Listed Shares provided that (x) the Parties agree to amend, supplement or otherwise modify this Agreement as may be necessary to comply with the laws, regulations and rules of any Selected Offering Jurisdiction and the rules of the relevant Selected Securities Exchange in connection with the IPO, (y) any amendment that disproportionately affects any Investor shall require the consent of such Investor and (z) any amendment to the last sentence of Article 3.5.1, the last sentence of Article 3.5.2 or Article 10.5.1 that affects any Investor shall require the consent of such Investor. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any covenants or agreements contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

11.2	Effectiveness; Termination

11.2.1	This Agreement shall become effective on the Closing Date and, subject to Articles 11.2.2 and 11.2.3, shall terminate and be of no further force or effect upon the earlier of:

(a)	the written agreement of all Parties hereto;

(b)	if and when Luxco ceases to hold any Listed Shares.

11.2.2	Subject to Article 11.2.3, at the time an Investor and its Affiliates (aggregated) ceases to directly or indirectly through its ownership in Luxco hold any Listed Shares, such Investor shall cease to be a Party and be bound by this Agreement.

11.2.3	Notwithstanding any termination of this Agreement pursuant to Article 11.2.1 or any termination with respect to an Investor pursuant to Article 11.2.2, (i) the provisions of Articles 10.2, 10.3, 10.4 and 10.5 shall survive and continue to bind each Party for a period of one year after such termination, and (ii) Articles 1 and 11, which shall survive for so long as Luxco or any Investor holds any Listed Shares.

11.2.4	This Agreement supersedes and replaces the Current Shareholders’ Agreement in its entirety. The Parties are released from any and all obligations and liabilities under the Current Shareholders’ Agreement and shall have no obligation or liability thereunder, except to the extent of any rights or obligations accrued thereunder up to the date hereof.

11.3	Notices

Any notices or other communications required or permitted to be given to a Party hereunder shall be sufficiently given if in writing and either (i) personally delivered, (ii) sent by registered or certified mail, return receipt requested, postage prepaid, (iii) sent by overnight delivery service such as DHL, (iv) sent by facsimile transmission or electronic mail, with verbal or electronic confirmation of receipt, and addressed (x) for the Investors, Luxco and the Intermediate Holdcos, as set forth in Schedule 8 or (z) for any new Investor, as contained in the Accession Agreement or other written instrument pursuant to which such new Investor becomes a Party to this Agreement, or, in each case, to such other address as the relevant Party shall have given notice of pursuant hereto. All such notices and other communications shall be deemed to have been given and received (i) if by personal delivery, on the day of such delivery; (ii) if by registered or certified mail, on the seventh day after the mailing thereof, (iii) if by overnight delivery service such as DHL, on the next Business Day; and (iv) if by facsimile transmission or electronic mail, on the day that verbal or electronic confirmation of receipt by the recipient is obtained from the recipient.

11.4	Applicable Law

This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York, except to the extent that the matter in question is mandatorily required to be governed by Luxembourg law or Dutch law, in which case it will be governed by the applicable provisions of such law.

11.5	Nielsen Holdings not Party to Voting Arrangements

If and to the extent any provisions in this Agreement constitutes a voting arrangement between the shareholders of Nielsen Holdings under Dutch law, Nielsen Holdings shall be considered not to be a Party to this Agreement in respect of those provisions.

11.6	Disputes

All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York (other than with respect to an appeal from such courts to a higher court outside of the State of New York). The Parties hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

11.7	Assignment

Except as permitted in this Agreement, the rights and obligations under this Agreement may not be Transferred by any Party hereto, in whole or in part, to any Third Party, and any purported Transfer without such consent shall be void and unenforceable. Without the prior approval of Nielsen Holdings and those Investors (or group of Affiliated Investors) each holding a direct or indirect interest in at least 1% of the outstanding Listed Shares, the rights and obligations under this Agreement of any other Party hereto may not be Transferred, and any purported Transfer without such approval shall be void and unenforceable. The rights and obligations hereunder, including without limitation the right to nominate, designate or appoint any member of any of the Boards or any committee thereof, or remove any such nominee, designee or appointee, are personal to each Investor or group of Affiliated Investors entitled to do so hereunder and may not be assigned to any Person except with the prior approval of the Nielsen Holdings Board, provided that each Investor shall be permitted to assign any such right to one or more of its Affiliates.

11.8	Specific Performance

Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach of the provisions of this Agreement. In the event of a breach of this Agreement by a Party which breach threatens irreparable harm to any other Party, such non-breaching Party may seek specific enforcement or injunctive relief from any court of competent jurisdiction, which remedies shall not limit, but shall be in addition to, all other remedies that the non-breaching Parties may have at law or in equity.

11.9	Fiduciary Duties; Exculpation Clause

To the maximum extent permitted by law, no Investor and no Representative shall have a fiduciary or similar duty to the other Investors, to any members of the Group or to any shareholder, creditor, employee or other stakeholder of any member of the Group, and each Investor (on behalf of itself, its Representatives), Luxco and each Intermediate Holdco hereby waives any claim relating to a breach of fiduciary or similar duty it has or may have in connection with any action or inaction by any Investor or any such Representative. Without limiting the foregoing, to the maximum extent permitted by law, none of the Investors and none of the representatives, nominees, designees or other Representatives of any Investor on any Board or any committee of any member of the Group thereof shall have any liability for breach or alleged breach of fiduciary or similar duty to the Investors, to any member of the Group or to any shareholder, creditor, employee or other stakeholder of any member of the Group and is and shall be fully exculpated from all such liability. Each of the Parties hereby waives any and all claims it has or may have relating to any such breach or alleged breach of fiduciary or similar duty. The foregoing shall not be deemed to limit the obligations of the Investors under this Agreement.

11.10	No Recourse

Only the Parties shall have any obligation or liability under this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future Representative of any Investor or any current or future direct or indirect shareholder, member, general or limited partner or other beneficial owner of any Investor or any of their respective Representatives, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such Person for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

11.11	Further Assurances

The Parties will sign such further documents, cause such further meetings to be held, adopt such resolutions and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement, the transactions contemplated by this Agreement and every provision thereof.

11.12	Several Obligations

The obligations of each of the Parties under this Agreement shall be several and not joint.

11.13	Third Parties

This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party hereto nor create or establish any third party beneficiary hereto save that Article 6 shall inure to the benefit of, and shall be enforceable by, an Investor’s Representatives.

11.14	Entire Agreement

This Agreement and the schedules hereto represent the entire understanding and agreement of the Parties and supersede all prior agreements, understandings and arrangements (whether written or oral) among the Parties with respect to the subject matter hereof, including the Centerview Investment Agreement. Each Party acknowledges that it has not made or relied on any representation or warranty other than those specifically set forth herein.

11.15	Titles and Headings

The headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

11.16	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

11.17	Severability

Should any provision of this Agreement be invalid or unenforceable, in whole or in part, or should any provision later become invalid or unenforceable, this shall not affect the validity of the remaining provisions of this Agreement which shall not be affected and shall remain in full force and effect.

11.18	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date first above written.

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